[LETTERHEAD OF CHIMERIX INC]

May 7, 2020

Allen S. Melemed, M.D., M.B.A.
375 Fox Pond Road
Aiken, SC 29801

Dear Allen,

Chimerix is pleased to extend an offer of employment to you for the position of Chief Medical Officer. This position reports to Mike Sherman, President and CEO. Our offer of employment is contingent on successful completion of our background screening process including, but not limited to verification of previous employment, education, references, drug test, etc. We are hopeful that you will accept this offer and look forward to the prospect of having a mutually successful relationship with you. Your anticipated hire date will be June 16, 2020.

The following are the terms of this offer:

Base Salary:    Your per pay period base salary will be $18,125.00 (annualized, $435,000.00). Currently, paychecks are issued semi-monthly for a total of 24 pay periods per year.

Stock Options:    You will be granted an option to purchase 400,000 shares of Chimerix common stock. All stock option grants are subject to the vesting schedule and terms and conditions outlined in the Chimerix 2013 Equity Incentive Plan (“the Plan”). You will be issued a grant notice, option agreement and details of the Plan. Such shares shall vest over a period of four (4) years so long as you continue to provide services to the Company, with 25% vesting one year from the vesting commencement date and the balance vesting at the rate of 1/36 per month over the remaining three (3) years. The exercise price of the options to be granted will be equal to the closing per share price of Chimerix common stock (as determined by NASDAQ) on your official start date of employment.

Additional vesting scenarios are discussed below under the
heading “Severance Plan.”

Target Bonus:    As part of the Chimerix senior management team in 2020 you will be eligible for an annual bonus of up to 40% of your base salary and for 2020, this bonus will be pro-rated based on months of service. Such bonus is paid in 2021 and is based upon your

[LETTERHEAD OF CHIMERIX INC]

Allen S. Melemed, M.D., M.B.A.
May 7, 2020

achievement of the goals and objectives agreed to in the performance dialog process with your manager and the formula determined by the Board of Directors for 2020.
Benefits:
As an employee of Chimerix you will be eligible for comprehensive health and dental insurance benefits for yourself and your eligible dependents, effective on the first day of employment. Currently, employees contribute 20% of the Company’s monthly premium for their elected coverages. You will also be eligible for Company-paid term life insurance, short term and long-term disability insurance, effective on your hire date.

    Additional benefits for which you will be eligible include: accrued vacation equal to Twenty (20) days per year and twelve (12) paid holidays per calendar year. With a June 16 start date, your vacation time in 2020 will be twelve (12) days. You will also be eligible to participate in the Chimerix 401(k) Plan, effective on the first day of the month, following your date of hire (July 1, 2020). Full details of group benefits will be provided once you are on board.

Severance    Upon joining, you are eligible to participate in the Company’s
Plan:    severance plan for executive officers. Under this plan, you would receive 12 months of salary and benefits continuation in the event of a termination by the Company that is not in connection with a change of control.  In addition, such a termination would result in 12 months’ forward acceleration of any unvested portion of your option grant.

In the event of a termination in connection with a change of control, in addition to 12 months of salary continuation, eligible executives receive a payment equal to their current target bonus. Your option grant is subject to a standard “double trigger” vesting acceleration provision that applies in the event of a change in control occurring after the first three months of your employment. Specifically, if your employment is terminated within 13 months after a change of control of Chimerix (and the change in control happens after 90 days of your start date), the vesting of your stock option will be accelerated in full.

In all cases, receipt of the severance benefit assumes a termination by the Company without Cause or by you for Good Reason (each as defined in the severance plan) and is contingent upon the execution of an approved release and non-compete agreement.

[LETTERHEAD OF CHIMERIX INC]

Allen S. Melemed, M.D., M.B.A.
May 7, 2020

Signing Bonus:    Within 30 days of joining Chimerix you will be eligible for a signing bonus of $150,000.  In the event your employment is terminated by you without Good Reason or by the Company with Cause within twenty-four months of joining the Company, you will be obligated to repay this bonus amount to the Company.

Your right to receive this bonus payment may not be assigned, transferred, pledged, encumbered, or attached, and any attempt, voluntary or involuntary, to effect such action shall be null, void and of no effect. Chimerix agrees that it shall be obligated to assign this obligation to any party which acquires all or substantially all of the assets of Chimerix. This bonus obligation shall be binding upon any successors to Chimerix. Nothing contained herein shall be construed as a contract of employment or to confer upon you any rights to continued employment.

The bonus payments are intended to qualify as short-term deferral payments meeting the requirements of Treasury Regulations Section 1.409A-1(b)(4), and this Agreement shall be construed in accordance with that intent. References to termination of employment in this paragraph shall mean your “separation from service” within the meaning of Internal Revenue Code Section 409A(a)(2)(A)(i). To the extent that Internal Revenue Code Section 409A applies to any payments under this letter, this letter shall be construed consistently with the requirements of that law such that payments hereunder shall not be included in your income until such payments are actually paid to you.

Chimerix is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the CEO has the authority to alter this employment relationship, either verbally or in writing.

As with all new employees, you will be asked to provide to the Company documentary evidence of your eligibility for employment in the United States when you join the Company. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

Please understand it is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies. If you have or have had access to trade secrets or other confidential, proprietary information developed by your former

[LETTERHEAD OF CHIMERIX INC]

Allen S. Melemed, M.D., M.B.A.
May 7, 2020

employer; the use of such information in performing your duties at Chimerix is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, formulae and business plans or strategies. You will be required to execute a standard Proprietary Information and Inventions Agreement with Chimerix, a copy of which is attached as Exhibit A.

If you accept this offer, the terms described in this letter, together with the Proprietary Information and Inventions Agreement, shall be the terms of your employment, provided, however, that your duties are performed in accordance with all standards and policies adopted by the company. Your duties may change from time to time, depending upon the needs of the company and your skills. This letter supersedes any prior agreements, representations or promises of any kind, express or implied, concerning your employment and it constitutes the full and complete agreement between you and the Company.

We are very excited about the prospect of your joining our team. We are confident that you have much to contribute to the success of Chimerix. The strength of our technology, the quality and experience of our personnel and your presence will facilitate this success.

This offer expires five business days after your receipt of this letter. If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below and returning the original to us in the envelope provided. You may also forward your acceptance via secured fax to 919-313-6781. Please keep a copy for your records.

Allen, all of us at Chimerix look forward to your joining our team!

With warm regards,

CHIMERIX, Inc.

/s/ Michael Sherman
Michael Sherman
President and CEO

Enclosures

Accepted:

/S/ Allen S. Melemed                        6/6/2020
Allen S. Melemed                        Date